Exhibit 99.1

Investor Relations - Chris Koegel, (617) 897-4574
For Immediate Release	Media Relation - Jeff Mochal, (704) 733-3589

LPL FINANCIAL ANNOUNCES COMPLETION OF SENIOR SECURED DEBT REPRICING

SAN DIEGO – September 21, 2017 – LPL Financial Holdings Inc. (NASDAQ: LPLA) today announced that its wholly owned subsidiary, LPL Holdings, Inc. (“LPL Holdings”), has completed the previously announced repricing of its senior secured credit facilities under its existing credit agreement, reducing the spread on its Senior Secured Term Loan B to 225 basis points over LIBOR from a spread of 250 basis points over LIBOR and reducing the spread on its Revolving Credit Facility to a range of 125 basis points to 175 basis points over LIBOR from a spread of 150 basis points to 200 basis points over LIBOR, depending on the secured net leverage ratio of LPL Holdings and its restricted subsidiaries. At the same time, LPL Holdings reduced the outstanding principal amount of its Senior Secured Term Loan B by $200 million to $1,500 million with proceeds from its previously announced $400 million add-on notes offering that was completed today. The add-on notes carry a yield-to-worst of 5.115%. In addition, the tenor on both LPL Holdings’ Senior Secured Term Loan B and Revolving Credit Facility were increased by 6 months to 7 years and 5 years, respectively, from the effective date of the repricing amendment.

LPL Holdings’ total credit facilities are summarized in the following table:

	Outstanding Principal Amount (dollars in thousands)	Current Applicable Margin	Yield At Issuance	Maturity
Revolving Credit Facility Loans(a)	$—	LIBOR + 150 bps(f)		9/21/2022
Senior Secured Term Loan B(b)	1,500,000	LIBOR + 225 bps(f)		9/21/2024
2025 Senior Unsecured Notes(c)(d)	500,000	5.750% Fixed	5.750%	9/15/2025
2025 Senior Unsecured Notes(c)(e)	400,000	5.750% Fixed	5.115%	9/15/2025
Total	$2,400,000

(a)	The Revolving Credit Facility consists of aggregate principal committed amount of $500 million, and was undrawn at closing. Loans, if any, will bear interest at a floating rate, which in the case of LIBOR loans will be LIBOR plus 125-175 basis points per annum, depending on the secured net leverage ratio of LPL Holdings and its restricted subsidiaries.

(b)	The Senior Secured Term Loan B was issued with 25 basis points of original issue discount and has no leverage or interest coverage maintenance covenants.

(c)	The 2025 Senior Unsecured Notes were issued in two separate transactions. $500 million in notes were issued in March 2017 at par with a yield to maturity of 5.750%. The remaining $400 million were issued in September 2017 and priced at 103.0% of the aggregate principal amount, plus accrued interest from September 15, 2017, resulting in a yield to worst of 5.115%.

(d)	The 2025 Senior Unsecured Notes have no leverage or interest coverage maintenance covenants.

(e)	The add-on 2025 Senior Unsecured Notes have no original issue discount, and have no leverage or interest coverage maintenance covenants.

(f)	The LIBOR option is one-, two-, three- or six-month LIBOR, as selected by LPL Holdings, or, with the approval of the applicable lenders, twelve-month LIBOR or the LIBOR for another period acceptable to the Administrative Agent (including a shorter period). LIBOR is subject to an interest rate floor of 0%.

LPL Holdings incurred approximately $10 million of debt issuance costs, including original issue discount on the Senior Secured Term Loan B. Approximately $9 million of the debt issuance costs are expected to be capitalized and amortized over the life of the debt and approximately $1 million are expected to be expensed in Q3 2017. LPL Holdings also expects to incur approximately $2 million in accelerated amortization expense in Q3 2017 related to prior debt issuance costs.

The repricing of the senior secured credit facilities was managed by an arranger group of nine banks led by JPMorgan Chase Bank, N.A.

Forward-Looking Statements

Statements in this press release regarding the future amortization of debt issuance costs, as well as any other statements that are not related to present facts or current conditions or that are not purely historical, constitute forward-looking statements. These forward-looking statements are based on LPL Holdings’ historical performance and its plans, estimates, and expectations as of September 21, 2017. The words “expects” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions, or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive, and other factors, which may cause actual results, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include the amount of debt issuance costs and application of relevant accounting guidance to such costs. Forward-looking statements in this press release should be evaluated together with the risks and uncertainties that affect the business of LPL Financial Holdings Inc. (together with its subsidiaries, the “Company”), including the risk factors set forth in Part I, “Item 1A. Risk Factors” in the Company’s 2016 Annual Report on Form 10-K, as may be amended or updated in the Company’s Quarterly Reports on Form 10-Q or subsequent filings with the SEC. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, even if its estimates change, and you should not rely on statements contained herein as representing the Company’s views as of any date subsequent to the date of this press release.

About LPL Financial

LPL Financial LLC, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA), is a leader in the retail financial advice market and served approximately $551 billion in brokerage and advisory assets as of August 31, 2017. LPL is one of the fastest growing RIA custodians and the nation’s largest independent broker/dealer (based on total revenues, Financial Planning magazine June 1996-2017), and the firm and its financial advisors were ranked No. 1 in net customer loyalty in a 2016 Cogent Reports™ study. The Company provides proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to more than 14,000 financial advisors and over 700 financial institutions, enabling them to provide a range of financial services including wealth management, retirement planning, financial planning and other investment services to help their clients turn life’s aspirations into financial realities. As of June 30, 2017, financial advisors associated with LPL served more than 4 million client accounts across the U.S. as well as an estimated 46,000 retirement plans with an estimated $138 billion in retirement plan assets. Additionally, LPL supports approximately 3,700 financial advisors licensed and affiliated with insurance companies with customized clearing, advisory platforms, and technology solutions. LPL Financial and its affiliates have more than 3,400 employees with primary offices in Boston, Charlotte, and San Diego. For more information, visit www.lpl.com.

Securities and Advisory Services offered through LPL Financial. A Registered Investment Advisor, Member FINRA/SIPC.